EXHIBIT 23(a)


                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
United National Bancorp:


We consent to incorporation by reference in the registration statement filed on Form S-4 of United National Bancorp of our report dated January 14, 1998, relating to the consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report is included in the December 31, 1997 Annual Report on Form 10-K of United National Bancorp. We also consent to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.


                                                  KPMG Peat Marwick LLP


Short Hills, New Jersey
November 19, 1998